L. Leon Patterson

          Chairman &

Chief Executive Officer

December 28, 2009

To Our Shareholders:

2009 is quickly drawing to a close so it is the time of year to reflect on the events of the prior year and to look forward into the year to come. As I reflect on 2009, who would have thought at this time last year that the economy would continue to deteriorate so severely, that our customers and borrowers would become so financially stressed, and that our Company, like many banks, would be faced with such a high level of loan losses? None of us could have predicted the depth and duration of the recession and its impact to our customers, our Company, and the banking industry in general.

As you know, however, your Board of Directors reacted in a decisive manner. The Board adopted a proactive and comprehensive Strategic Project Plan in June and immediately began executing the Plan, including assistance from external experts. As I reported to you in my last letter, we have made significant progress executing the Plan in the areas of credit quality, liquidity, earnings, and capital, and are seeing the results of our efforts. Managing through this recession has not been easy, and we still have a lot of work to do. But, we have a plan and it is working; we are making progress on a daily basis. Some economic indicators are also showing signs of improvement. Absent a ‘double dip’ recession, we are optimistic an improving economy will help our borrowers recover and therefore continue moving our credit quality trends in a positive direction and continue our road to recovery.

Related to the capital component of the Strategic Project Plan, for the fourth quarter the Board of Directors did not declare a dividend on our common stock as one of the measures to preserve our capital. The Board is also continuing to evaluate the timing and terms of issuing common and/or preferred stock to raise capital.

Lastly, as I reported to you at the annual meeting of shareholders on May 19, I will transition the role of Chief Executive Officer of the Company to Sam Erwin effective January 1, 2010. At that time, Sam will assume the role of Chief Executive Officer of the Company, in addition to his current role as Chief Executive Officer and President of The Palmetto Bank. I will continue in my role as Chairman of the Board of Directors of the Company and the Bank, and will continue on the management team during 2010 to assist with completion of the Strategic Project Plan and strategic relationships with our employees, customers, shareholders and others.

I am confident in the leadership of our Company and the direction we are heading. We are in capable hands as we continue to navigate these challenging times. Thank you for your loyal support during my 32 years leading the Company and the Bank. It has truly been my pleasure to work with you over the years.

Sincerely,

Leon Patterson
Chairman and Chief Executive Officer

306 E. North Street — Greenville, South Carolina 29601

864/250-6080 — Fax: 864/240-4498

lpatterson@palmettobank.com